Exhibit 99.1

                 KIMCO REALTY REPORTS RECORD OPERATING RESULTS,
          THIRD QUARTER FFO INCREASES 13.6 PERCENT TO $0.50 PER SHARE;
                     MANAGEMENT INCREASES EARNINGS GUIDANCE

    Highlights:

     - FFO Increased 14.4 Percent to $116.3 Million

     - FFO Per Share Increased 13.6 Percent to $0.50

     - Net Income Increased 8.7 Percent to $85.3 Million

     - Net Income Per Share Increased 9.1 Percent to $0.36

     - Company Increases 2005 Earnings Guidance: Anticipates 10.7 Percent Growth in FFO Per Share

     - Increases 2006 FFO Guidance

    NEW HYDE PARK, N.Y., Oct. 25 /PRNewswire-FirstCall/ -- Kimco Realty Corporation (NYSE: KIM) today announced net income for the third quarter ended September 30, 2005 of $85.3 million compared to $78.5 million a year earlier, an increase of 8.7 percent. On a per share basis, net income increased 9.1 percent to $0.36 from $0.33 reported in the third quarter of 2004. All prior period amounts presented have been adjusted to reflect the Company's 2-for-1 stock split that was effective August 8, 2005.

    Kimco's third quarter funds from operations ("FFO"), a widely accepted supplemental measure of REIT performance, rose 14.4 percent to $116.3 million from $101.6 million for the same period last year. On a per share basis, third quarter FFO increased 13.6 percent to $0.50 from $0.44 a year ago. Quarterly FFO excludes gains on dispositions of operating properties net of minority interests and joint venture properties of approximately $5.6 million, or $0.02 per share, in 2005 and approximately $8.0 million, or $0.03 per share, in 2004.

    For the nine months ended September 30, 2005, net income increased 15.6 percent to $256.0 million from $221.3 million for the same period last year. Net income per share increased 13.8 percent to $1.07 from $0.94 a year ago. Funds from operations rose 11.8 percent to $337.2 million for the nine-month period ended September 30, 2005 from $301.7 million in the year earlier period. On a per share basis, FFO increased 9.8 percent to $1.45 from $1.32 reported a year ago. Funds from operations for the nine months ended September 30, 2005 excludes gains on dispositions and transfers of operating properties net of minority interests and joint venture properties of approximately $26.3 million or $0.11 per share and approximately $14.9 million or $0.06 per share for the same period last year.

    FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

    During the quarter, Kimco's parent portfolio occupancy increased to 94.2 percent from 94.1 percent at June 30, 2005 and 92.9 percent a year earlier. Kimco's occupancy is the highest level in Company history. For the quarter, Kimco signed 128 new leases in the portfolio totaling 690,500 square feet and 65 lease renewals totaling 415,300 square feet. Year to date the Company has signed 334 new leases in this portfolio totaling approximately 1.8 million square feet and 254 lease renewals totaling 1.7 million square feet. The average increase in base rent for new leases signed for same space leases was 11.4 percent and 10.6 percent for the quarter and nine months ended September 30, 2005, respectively. Occupancy in the Company's combined operating portfolio encompassing approximately 108.5 million square feet of gross leasable area was 94.8 percent, 90 basis points higher than a year ago.

    Investment Activity

    Kimco has acquired property interests totaling $544 million for the Company's core portfolio, co-investment programs and international portfolios since the end of the second quarter. A summary of the significant investments is as follows:

    - Kimco acquired all the shares of GDE Properties Corporation, a private entity that owned a portfolio of three supermarket anchored properties located in Southern and Central California for approximately $104.5 million. The properties are Marigold Center, Laband Village and Plaza di Northridge. Marigold Center, located in San Luis Obispo, California, contains 175,000 square feet of gross leasable area and is anchored by Vons, Michaels and Sav-on Drug. Laband Village located in Chino Hills, California, is a 73,000 square foot neighborhood shopping center anchored by Stater Bros. Market, the largest privately owned supermarket chain in Southern California. Plaza di Northridge in Northridge, California, is a 160,000 square foot, 100 percent leased shopping center anchored by Gelson's supermarket, Linens-N-Things and DSW. These properties will remain in Kimco's parent portfolio.

    - Kimco acquired four shopping centers for the Company's co-investment programs totaling $146 million. Stafford Marketplace, a 332,000 square foot shopping center located in Stafford, Virginia, was purchased for approximately $80.0 million. This shopping center is anchored by Shoppers Food Warehouse, TJ Maxx, Pier 1 Imports, Borders and several other national tenants. Yorkshire Plaza located in Aurora, Illinois, was also acquired for approximately $29.7 million. Yorkshire Plaza is 362,000 square feet and anchored by Best Buy, Value City, Pier I Imports and Sportsmart. The Company also acquired Greeley Commons in Greeley, Colorado, and North Quincy Plaza in Quincy, Massachusetts. Greeley Commons is a 139,000 square foot shopping center anchored by Bed Bath & Beyond, Michaels, Petco and Circuit City and is currently 100 percent leased. North Quincy Plaza is an 80,510 square foot in-fill neighborhood center anchored by Victory Supermarket and Brooks Pharmacy. These properties were acquired for an aggregate cost of approximately $36.0 million.

    - In addition, Kimco formed a new joint venture with a new institutional partner and transferred a previously acquired portfolio of 45 net leased properties to the venture. Kimco is also under contract to purchase Doc Stone Market located in Stafford, Virginia, for this venture. Doc Stone Market is a 100,000 square foot center anchored by Giant Food, Petco and Staples, valued at approximately $17.2 million.

    - In Mexico, Kimco formed a strategic joint venture with American Industries, a leading real estate owner and operator in Mexico. Kimco invested approximately $55 million to acquire a 50 percent interest in American Industries' portfolio of 57 net leased industrial, warehouse and distribution facilities. The portfolio has a gross value of approximately $277 million and the tenant leases are triple net, U.S. Dollar denominated obligations of U.S. and multi-national tenants.

    - Also in Mexico, Kimco invested $2.6 million to acquire an interest in a development to be anchored by Walmart. The project will be a 105,000 square foot multi-tenant shopping center located in the city of Tuxtepec in the State of Oaxaca. Kimco now has an ownership interest in 70 properties in Mexico with a gross real estate value of approximately $475 million.

    In addition, Kimco made several opportunistic investments through its Kimco Select Investment and Retail Property Solutions business lines. Kimco's Retail Property Solutions team participated in the successful recapitalization and emergence from bankruptcy of Frank's Nursery and Crafts, which has been renamed FNC Realty. At emergence, FNC Realty consisted of 55 properties of which, eight were subsequently sold. The remaining properties are being leased, redeveloped or marketed for sale by Kimco. Kimco Select invested approximately $14 million to purchase an interest in One City Center, an office building located in Houston, Texas. The building is predominantly leased to credit tenants with long term leases and was purchased well below replacement cost. Kimco Select, through a joint venture, also purchased a 90 percent interest in a first mortgage receivable with a principal amount due of $46.7 million at a significant discount. The Company also agreed to provide up to $33 million of construction financing for a 388,412 square foot Target-anchored retail center in Richland Township, Pennsylvania. In addition to receiving interest income from the loan, Kimco will receive an ownership position in the completed project.

    Kimco's preferred equity investment program continued to provide a meaningful contribution to FFO and growth in the Company's invested assets. During the quarter, two preferred equity investments were redeemed and Kimco realized profit participation of approximately $4.4 million. Five new preferred equity investments were initiated during the quarter totaling approximately $21.4 million of new investment, including one Canadian property in Kamloops, British Columbia, and domestically in properties in San Marcos, Texas; Sarasota, Florida; Lansing, Illinois; and Hamilton, New Jersey.

    Kimco's merchant building business, Kimco Developers Inc. (KDI), completed the sale of one shopping center and sold portions of five additional projects generating proceeds of $59.6 million. These property sales resulted in gains on sales of approximately $8.1 million, net of tax. Several pad sites and one additional shopping center are currently under contract for sale in the fourth quarter of 2005. In addition, KDI acquired land for six new projects for a total of $67.9 million and invested an additional $87.6 million in its pipeline of 31 shopping center developments.

    Increased Earnings Guidance

        As a result of the Company's continued strong operating results, Kimco's management increased its projection for FFO per share to $1.96 for the full year ending December 31, 2005. This estimate is $0.02 per share above the high end of the range of guidance management provided last quarter. Management also increased guidance for FFO per share for the year ending December 2006 to between $2.09 and $2.14, which represents growth in FFO of between 7.0 percent and 9.0 percent. Management's increase was from prior guidance for 2006 of between $2.07 per share to $2.10 per share.

    Kimco, a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for over 45 years. Kimco owns and operates the nation's largest portfolio of neighborhood and community shopping centers with interests in 946 properties comprising approximately 127.0 million square feet of leasable space located throughout 43 states, Canada and Mexico. For further information refer to the Company's web site at http://www.kimcorealty.com.

    Safe Harbor Statement: The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2004. Copies of each filing may be obtained from the Company or the SEC.

    Contact:
     Kimco Realty Corporation
     Scott Onufrey
     (516) 869-7190
     sonufrey@kimcorealty.com

                            Kimco Realty Corporation
                   Condensed Consolidated Statements of Income
                      (In thousands, except per share data)

                                       Three Months Ended             Nine Months Ended
                                           September 30,                 September 30,
                                   ---------------------------   ---------------------------
                                       2005           2004           2005           2004
                                   ------------   ------------   ------------   ------------
Revenues from
 rental property                   $    130,441   $    120,330   $    388,177   $    386,366
                                   ------------   ------------   ------------   ------------
Rental property expenses:
  Rent                                    2,618          2,662          7,851          8,441
  Real estate taxes                      16,715         15,796         49,270         48,508
  Operating and
   maintenance                           14,013         12,100         45,681         41,462
                                   ------------   ------------   ------------   ------------
                                         33,346         30,558        102,802         98,411
                                   ------------   ------------   ------------   ------------
Net operating income                     97,095         89,772        285,375        287,955

Income from other real
  estate investments                     13,432          5,119         41,961         20,414
Mortgage financing income                 3,303          3,179          9,873          9,637
Management and other
 fee income                               6,946          6,008         22,076         18,836
Depreciation and
 amortization                           (26,627)       (23,623)       (79,364)       (75,301)
                                   ------------   ------------   ------------   ------------
                                         94,149         80,455        279,921        261,541

  Interest, dividends
   and other investment
   income                                 9,141          8,595         17,594         13,170
  Other income/
   (expense), net                        (1,810)         4,790          9,346         10,994
   Interest expense                     (33,890)       (25,740)       (93,027)       (81,134)
  General and
   administrative
   expenses                             (14,084)       (11,034)       (38,837)       (31,652)
                                   ------------   ------------   ------------   ------------
                                         53,506         57,066        174,997        172,919

  Benefit/(provision)
   for income taxes                         860             24         (4,073)        (5,395)
Equity in income of
 real estate joint
 ventures, net                           18,052         13,864         57,140         39,792
Minority interests
 in income, net                          (3,663)        (2,312)       (10,711)        (7,059)
Gain on sale of
 development
 properties
 net of tax of $2,443,
 $1,047, $9,575 and
 $4,935, respectively                     8,121          1,571         18,835          7,404
                                   ------------   ------------   ------------   ------------
  Income from
   continuing
   operations                            76,876         70,213        236,188        207,661
                                   ------------   ------------   ------------   ------------
Discontinued
 Operations:
  Income from
   discontinued
   operating
   properties                             2,821          2,825          5,130          6,235
  Loss on operating
   properties held
   for sale/sold                             --           (913)        (2,615)        (5,064)
  Gain on disposition
   of operating
   properties                             4,964          6,386         14,425         12,498
                                   ------------   ------------   ------------   ------------
  Income from
   discontinued
   operations                             7,785          8,298         16,940         13,669
                                   ------------   ------------   ------------   ------------
  Gain on transfer
   of operating
   properties(1)                             --             --          2,301             --
  Loss on transfer
   of operating
   properties(1)                             --             --           (150)            --
  Gain on disposition
   of operating
   properties(1)                            682             --            682             --
                                   ------------   ------------   ------------   ------------
                                            682             --          2,833             --
                                   ------------   ------------   ------------   ------------
  Net income                             85,343         78,511        255,961        221,330

  Preferred stock
   dividends                             (2,909)        (2,909)        (8,728)        (8,728)
                                   ------------   ------------   ------------   ------------
  Net income available
   to common
   shareholders                    $     82,434   $     75,602   $    247,233   $    212,602
                                   ============   ============   ============   ============
Per common share:
  Income from
   continuing
   operations:
    - Basic                        $       0.33   $       0.30   $       1.02   $       0.89
                                   ============   ============   ============   ============
    - Diluted(2)                   $       0.32   $       0.30   $       1.00   $       0.88
                                   ============   ============   ============   ============
  Net income:
    - Basic                        $       0.36   $       0.34   $       1.09   $       0.96
                                   ============   ============   ============   ============
    - Diluted(2)                   $       0.36   $       0.33   $       1.07   $       0.94
                                   ============   ============   ============   ============
Income subject to
 income taxes                      $     11,053   $      2,585   $     35,553   $     26,313

Weighted Average Share
  Information

                                        Three Months Ended             Nine Months Ended
                                           September 30,                  September 30,
For earnings per                   ---------------------------   ---------------------------
 share calculations:                   2005           2004           2005           2004
--------------------------------   ------------   ------------   ------------   ------------
Weighted average
 shares -
  - Basic                               227,017        223,052        226,310        222,302
                                   ============   ============   ============   ============
  - Diluted(2)                          231,733        227,242        230,585        226,518
                                   ============   ============   ============   ============

Note: Reclassifications: Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.

(1) Included in the calculation of income from continuing operations per share in accordance with SEC guidelines.

(2) The potential impact if certain units were converted to common stock at the beginning of the period would have an anti-dilutive effect on net income and therefore have not been included.

                            Kimco Realty Corporation
                              Funds From Operations
                      (In thousands, except per share data)

                                        Three Months Ended             Nine Months Ended
                                           September 30,                 September 30,
                                   ---------------------------   ---------------------------
                                       2005           2004           2005           2004
                                   ------------   ------------   ------------   ------------
Funds From
 Operations(1)
 Net income                        $     85,343   $     78,511   $    255,961   $    221,330
 Gain on disposition
  of operating
  properties,
  net of minority
  interests                              (5,646)        (6,386)       (17,408)       (12,065)
 Gain on disposition
  of joint venture
  operating properties                       --         (1,637)        (8,930)        (2,860)
 Depreciation and
  amortization                           26,671         24,395         80,563         77,608
 Depreciation and
  amortization -
  real estate joint
  ventures                               12,807          9,631         35,786         26,444
 Preferred stock
  dividends                              (2,909)        (2,909)        (8,728)        (8,728)
                                   ------------   ------------   ------------   ------------
 Funds from
  operations(1)                    $    116,266   $    101,605   $    337,244   $    301,729
                                   ============   ============   ============   ============
 Per common share:
  - Basic                          $       0.51   $       0.46   $       1.49   $       1.36
                                   ============   ============   ============   ============
  - Diluted(2)                     $       0.50   $       0.44   $       1.45   $       1.32
                                   ============   ============   ============   ============

Weighted Average
  Share Information

                                        Three Months Ended             Nine Months Ended
                                           September 30,                 September 30,
                                   ---------------------------   ---------------------------
For funds from
operations per
share calculations:                    2005           2004           2005           2004
--------------------------------   ------------   ------------   ------------   ------------
Weighted average
 shares -
  - Basic                               227,017        223,052        226,310        222,302
                                   ============   ============   ============   ============
  - Diluted(2)                          236,499        232,009        235,352        231,284
                                   ============   ============   ============   ============

(1) Most industry analysts and equity REITs, including the Company, generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, cumulative effect of accounting changes, gains on sales of operating real estate, plus the pro-rata amount of depreciation and amortization of unconsolidated joint ventures, net of minority interests, determined on a consistent basis. Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

(2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $1,739 and $1,502 for the three months ended September 30, 2005 and 2004, respectively, and $4,953 and $4,506 for the nine months ended September 30, 2005 and 2004, respectively, reflecting the distributions associated with these units.

                            Kimco Realty Corporation
                      Condensed Consolidated Balance Sheets
                        (In thousands, except share data)

                                                                       September 30,    December 31,
                                                                           2005             2004
                                                                       -------------   -------------
Assets:
  Operating real estate, net of accumulated
   depreciation of $723,818 and $634,642,
   respectively                                                        $   3,072,729   $   3,095,360
  Investments and advances in real estate
   joint ventures                                                            666,088         595,175
  Real estate under development                                              479,914         362,220
  Other real estate investments                                              252,856         188,536
  Mortgages and other financing receivables                                  145,034         140,717
  Cash and cash equivalents                                                   69,940          38,220
  Marketable securities                                                      204,996         123,771
  Accounts and notes receivable                                               64,034          52,182
  Other assets                                                               212,885         153,416
                                                                       -------------   -------------
                                                                       $   5,168,476   $   4,749,597
                                                                       =============   =============
Liabilities:
  Notes payable                                                        $   1,836,475   $   1,608,925
  Mortgages payable                                                          310,084         353,071
  Construction loans payable                                                 210,570         156,626
  Dividends payable                                                           77,903          71,489
  Other liabilities                                                          264,496         216,195
                                                                       -------------   -------------
                                                                           2,699,528       2,406,306
                                                                       -------------   -------------
  Minority interests                                                         124,174         106,891
                                                                       -------------   -------------
Stockholders' Equity:
Preferred stock, $1.00 par value, authorized 3,600,000 shares
 Class F Preferred Stock, $1.00 par value, authorized 700,000 shares
 Issued and outstanding 700,000 shares                                           700             700
 Aggregate liquidation preference $175,000
 Common Stock, $.01 par value, authorized 300,000,000 shares
 Issued and outstanding 227,252,825
 and 224,852,812 shares, respectively                                          2,273           2,249
Paid-in capital                                                            2,241,995       2,199,419
Retained earnings/(cumulative distributions
 in excess of net income)                                                     30,357          (3,749)
                                                                       -------------   -------------
                                                                           2,275,325       2,198,619
Accumulated other comprehensive income                                        69,449          37,781
                                                                       -------------   -------------
                                                                           2,344,774       2,236,400
                                                                       -------------   -------------
                                                                       $   5,168,476   $   4,749,597
                                                                       =============   =============

                            Kimco Realty Corporation
       Reconciliation of Projected Diluted Net Income Per Common Share to
                Projected Funds From Operations Per Common Share

                                                                  Projected Range
                                                Projected         Full Year 2006
                                                Full Year    -------------------------
                                                  2005            Low            High
                                               -----------   -----------   -----------
Projected diluted earnings
 per common share                              $      1.43   $      1.51   $      1.57
Projected depreciation and
 amortization                                         0.45          0.46          0.48
Projected depreciation and
 amortization real estate joint
 ventures, net of minority
 interests                                            0.21          0.22          0.24
Gain on disposition of operating
 properties                                          (0.09)        (0.07)        (0.10)
Gain on disposition of joint
 venture operating properties,
 net of minority interests                           (0.04)        (0.03)        (0.05)
                                               -----------   -----------   -----------
Projected FFO per diluted
 common share                                  $      1.96   $      2.09   $      2.14
                                               ===========   ===========   ===========

    Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management's estimate of results based upon these assumptions as of the date of this press release.

SOURCE  Kimco Realty Corporation
    -0-                             10/25/2005
    /CONTACT:  Scott Onufrey of Kimco Realty Corporation, +1-516-869-7190,
sonufrey@kimcorealty.com   /
    /Web site:  http://www.kimcorealty.com /